OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO Geospace Announces $18 Million of New Seismic Contracts

Houston, Texas - September 8, 2009 - OYO Geospace (NASDAQ: OYOG) today announced it has recently received several orders totaling more than $18 million. The company expects these product deliveries to occur throughout the remaining months of calendar year 2009.

"We have been very busy the last few weeks responding to numerous customer inquiries and closing deals which have been in the works for several months. These new orders span a variety of seismic products, including geophone and hydrophone sensors, cables, GSR units, and borehole products," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"We are particularly pleased about two new orders for the GSR system, our new wireless data acquisition system. One of the orders is from a new customer, and the other order is to an existing oil company customer, doubling their GSR channel count."

"Separately, we recently announced the receipt of an order for a 3,000 channel GSR system. We have now delivered that system and the customer expects to begin deployment of these GSR channels in the coming weeks. In addition, we were recently requested by two potentially new customers to demonstrate our highly-efficient GSR system, and we expect to provide these demonstrations in the next 60 days. Customer interest in the GSR system has been outstanding."

"As a result of these new product orders, our backlog has increased substantially in recent weeks. However, we expect that a majority of these orders will be delivered to customers during the fourth quarter of calendar year 2009 (the first quarter of our fiscal year 2010). In this regard, we continue to believe that our near term operating results will be challenged. Nevertheless, we are pleased with this flurry of activity."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.